                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CSX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

                                                                  CSX
                                                              CORPORATION



                                March 16, 1999

Dear CSX Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, April 27, 1999, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

     The proposals to be acted upon at the Meeting include the election of 14 directors and the appointment of independent auditors. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommends a vote for each of these proposals.

     Also to be acted upon at the Meeting is one shareholder proposal regarding the Company's Shareholder Rights Plan. The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board of Directors recommends a vote against this proposal.

     If you plan to attend the Meeting, please complete and mail the form included in the brochure containing information about the Meeting and The Greenbrier. An admission card will be sent to you about one week prior to the Meeting date.

     Whether or not you are able to attend the Meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to vote promptly.


                                        /s/ John W. Snow

                                        John W. Snow
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                                                  Richmond, Virginia
                                                  March 16, 1999



To Our Shareholders:

     The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Tuesday, April 27, 1999, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

     1.  Election of 14 directors;
     2. Appointment of Ernst & Young LLP as independent certified public accountants for 1999;
     3.  Shareholder proposal regarding Shareholder Rights Plan; and
     4.  Such other matters as may properly come before the Meeting.

     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by one of the following methods: vote over the Internet or by telephone using the instructions on the enclosed proxy card (if these options are available to you), or mark, sign, date and return the enclosed Proxy to assure that your shares are represented at the Meeting.

     Only shareholders of record at the close of business on February 26, 1999, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 16, 1999.
                                       By Order of the Board of Directors

                                       /s/ Alan A. Rudnick

                                       Alan A. Rudnick
                                       Vice President - General Counsel
                                       and Corporate Secretary

                                PROXY STATEMENT

GENERAL INFORMATION

     The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the Corporate Secretary, by timely receipt of another proxy (including an internet or telephone vote), or by voting in person at the Annual Meeting.

     CSX is the parent of CSX Transportation, Inc. ("CSXT"); Sea-Land Service, Inc. ("Sea-Land"); CSX Intermodal, Inc., Customized Transportation, Inc., and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

SHARES OUTSTANDING AND VOTING RIGHTS

     As of February 26, 1999, CSX had outstanding 217,319,374 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on February 26, 1999, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.

1.  ELECTION OF DIRECTORS

     Fourteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected, except that the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed, except H. Furlong Baldwin, Claude S. Brinegar and E. Bradley Jones, were previously elected directors by the shareholders.

     As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

     In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                        [PHOTO OF ELIZABETH E. BAILEY]

ELIZABETH E. BAILEY, 60, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. She is a director of Honeywell, Inc.; Philip Morris Companies, Inc.; and Teachers Insurance and Annuity Association-College Retirement Equities Fund. Dr. Bailey has been a director of CSX since November 1989. She is Chairman of the Board's Audit Committee and a member of the Nominating and Organization Committee and the Executive Committee.

                         [PHOTO OF H. FURLONG BALDWIN]

H. FURLONG BALDWIN, 67, is Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation, a bank holding company. He is also a director of Baltimore Gas & Electric Company; GRC International, Inc.; and The Saint Paul Companies. Mr. Baldwin was a director of Conrail Inc. through August 22, 1998. Mr. Baldwin has been a director of CSX since October 6, 1998, and is a member of the Board's Audit Committee.

                         [PHOTO OF CLAUDE S. BRINEGAR]

CLAUDE S. BRINEGAR, 72, is retired from Unocal Corp., a high technology earth resources company, where he served as Vice Chairman from August 1989 to June 1995. Until 1997, he was a visiting scholar at Stanford University. Mr. Brinegar is a director of Maxicare Health Plans, Inc. Mr. Brinegar was a director of Conrail Inc. through August 22, 1998. He has been a director of CSX since October 6, 1998, and is a member of the Board's Nominating and Organization Committee.

                        [PHOTO OF ROBERT L. BURRUS JR.]

ROBERT L. BURRUS, JR., 64, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; Heilig-Meyers Company; O'Sullivan Corporation; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Nominating and Organization Committee and Pension Committee.

                         [PHOTO OF BRUCE C. GOTTWALD]

BRUCE C. GOTTWALD, 65, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. Mr. Gottwald has been a director of CSX since April 1988 and is Chairman of the Board's Pension Committee and a member of the Compensation Committee and Executive Committee.

                            [PHOTO OF JOHN R. HALL]

JOHN R. HALL, 66, was Chairman of Arch Coal, Inc., a coal mining company, from July 1997 to December 1998. Prior to February 1997, he was Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Arch Coal, Inc.; Bank One Corporation; The Canada Life Assurance Company; Humana Inc.; Reynolds Metals Company; UCAR International Inc.; and United States Enrichment Corp. He is also President of the Board of Trust of Vanderbilt University. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Compensation Committee and Nominating and Organization Committee.

                          [PHOTO OF E. BRADLEY JONES]

E. BRADLEY JONES, 71, is a private consultant and former Chairman and Chief Executive Officer of LTV Steel Company. He is a director of Birmingham Steel Corporation; RPM, Inc.; and TRW Inc. and a trustee of FMR Corp. Mr. Jones was a director of Conrail Inc. through August 22, 1998. He has been a director of CSX since October 6, 1998, and is a member of the Board's Pension Committee.

                         [PHOTO OF ROBERT D. KUNISCH]

ROBERT D. KUNISCH, 57, has been Vice Chairman of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since December 1997. Previously, he was Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. He is a director of GenCorp. Mr. Kunisch has been a director of CSX since October 1990 and is a member of the Board's Compensation Committee and Nominating and Organization Committee.

                        [PHOTO OF JAMES W. McGLOTHLIN]

JAMES W. MCGLOTHLIN, 58, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Bassett Furniture Industries, Inc. He has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

                        [PHOTO OF SOUTHWOOD J. MORCOTT]

SOUTHWOOD J. MORCOTT, 60, has been Chairman of the Board of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, since February 1999. Previously, Mr. Morcott was Chairman and Chief Executive Officer of Dana Corporation. He also was President of Dana Corporation until 1995. He is a director of Johnson Controls, Inc., and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board's Audit Committee and Pension Committee.

                          [PHOTO OF CHARLES E. RICE]

CHARLES E. RICE, 63, has been the Vice Chairman, Corporate Development, of Bank of America Corp., a bank holding company, since December 1998. From January 1998 through October 1998, he was Chairman of NationsBank, Inc., a bank holding company. Previously, he was Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Post Properties, Inc., and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chairman of the Board's Compensation Committee and a member of the Executive Committee.

                       [PHOTO OF WILLIAM C. RICHARDSON]

WILLIAM C. RICHARDSON, 58, is President and Chief Executive Officer of the W.K. Kellogg Foundation, a major philanthropic institution, a position he has held since 1995. Previously, he was President of The Johns Hopkins University. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is Chairman of the Board's Nominating and Organization Committee and a member of the Executive Committee.

                        [PHOTO OF FRANK S. ROYAL M.D.]

FRANK S. ROYAL, M.D., 59, is a physician in private practice in Richmond, Va., and a health care expert. He is a director of Columbia/HCA Healthcare Corporation; Crestar Financial Corporation; Chesapeake Corporation; and Dominion Resources, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Audit Committee and Compensation Committee.

                            [PHOTO OF JOHN W. SNOW]

JOHN W. SNOW, 59, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of Circuit City Stores, Inc.; GTE Corporation; Johnson & Johnson; and USX Corporation. Mr. Snow has been a director of CSX since April 1988 and is Chairman of the Board's Executive Committee.

        During 1998, there were six meetings of the CSX Board of Directors. With the exception of Messrs. Jones and McGlothlin, each director of the Company attended more than 75 percent of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director.

CORPORATE GOVERNANCE

        The CSX Board of Directors is committed to governance principles and practices that permit the Board to fulfill its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is carefully articulated, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership and the Board's performance as a working group are conducted on a regular basis.

COMMITTEES OF THE BOARD

        CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in the section entitled "Election of Directors" includes committee memberships currently held by each nominee.

        The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee has five members. It held no meetings in 1998.

        The Audit Committee approves and recommends independent auditors to the Board and to the shareholders. Its primary functions include satisfying itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; receives reports from internal and outside auditors on matters that could impact the Company's internal control and financial reporting and integrity; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Audit Committee has five members, none of whom is a Company employee. It held three meetings in 1998.

        The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve or recommend approval of compensation and compensation plans, including certain benefits, for employees at certain organizational levels (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code
Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held five meetings in 1998.

        The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee has authority to amend certain tax-qualified plans. The Pension Committee has five members and held three meetings in 1998.

        The Nominating and Organization Committee of the Board, previously known as the Organization and Corporate Responsibility Committee, recommends candidates for election to the Board and reviews and recommends changes in board composition, committee structure, director qualification, and director compensation and retirement. This Committee recommends and monitors corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. In fulfilling its responsibility for making nominations to the Board of Directors, the Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Nominating and Organization Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031, and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination. This Committee also reviews changes in corporate structure, succession in top management and other internal matters of broad corporate significance. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates and legal aspects of CSX's operations, including litigation, legislation and other governmental actions that could affect CSX. The Committee has six members, none of whom is a Company employee. It held six meetings in 1998.

DIRECTORS' COMPENSATION

     For services rendered during a year, non-employee directors receive a retainer fee of $35,000 per year, a portion of which is paid in CSX stock as described below. Chairmen of Board committees receive an additional annual retainer fee of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

     CSX directors must participate in the CSX Corporation Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. In addition, directors can annually elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into the CSX Directors' Stock Trust ("Directors' Trust"), a trust established for that purpose. The Directors' Trust is subject to the claims of creditors of CSX Corporation. In 1998, each director received a stock grant of 200 shares of CSX common stock with a market value on date of grant of $41.25 per share, the average between the high and low prices reported on the New York Stock Exchange on December 9, 1998. Receipt of these shares and the income tax thereon were deferred for all directors, and the stock was issued to the Directors' Trust. Each non-employee director also received 1,000 stock options, with an exercise price of $41.25 and a term of 10 years.

     For all deferred stock compensation, each director elects, in accordance with Internal Revenue Service requirements, a distribution schedule for such deferred stock compensation. Distributions of deferred stock compensation cannot occur before the later of the director's retirement from the Board or reaching age 65, and distribution periods cannot exceed 20 years.

     A director may elect to participate in the Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Jones, Mr. Morcott and Dr. Royal have directed deferred cash compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 25, 1998, represent the equivalent of 149 shares, 1,747 shares, and 360 shares of CSX stock, respectively.

     The Deferred Compensation Plan provides that if the Board determines that a change of control of CSX has occurred, as defined in the Plan, Plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the balance credited to directors' accounts. The Stock Plan provides that upon a change of control, shares, the receipt of which was deferred and held in trust, will be distributed unless the Participant has elected to remain in the Plan. Upon a change of control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan will be put into a trust until distribution under the terms of the plans and participants' distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change of control event, to continue participation in the Deferred Compensation Plan and the Stock Plan as if a change of control had not occurred. Once such an election has been made and a change of control occurs, the election can be revoked, subject to a 5 percent penalty on distribution.

     CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who, as of the date of this Proxy Statement, have completed five years of consecutive service and thus are eligible to participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, Dr. Royal, and Messrs. Burrus, Gottwald, Kunisch, McGlothlin, Morcott, Rice, and Snow.

     Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 1998 and the amounts paid by the Company for contributions made by these directors in 1998 are: Dr. Bailey - $6,000; Mr. Burrus - $36,900; Mr. Brinegar - $8,390; Mr. Hall - $50,000; Mr. Jones - $50,000; Mr. Kunisch - $23,500; Mr. Morcott - $2,000; Mr. Rice - $50,000; Dr. Richardson - $29,250; and
Mr. Snow - $50,000. Mr. Hugh L. McColl, Jr., a director of the Company through April 28, 1998, also participated in the Matching Gift Program in 1998, and the amount paid by the Company for Mr. McColl's contributions was $50,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1987, prior to the election of James W. McGlothlin as a director of CSX, The United Company, of which Mr. McGlothlin is Chairman and Chief Executive Officer, purchased a used Gulfstream aircraft from a wholly owned subsidiary of the Company at a cost of $6 million, with a down payment of $1.2 million plus an additional $800,000 that was paid upon delivery. The balance of $4 million, in the form of a promissory note bearing interest at the prime rate set by NationsBank of North Carolina, N.A., was payable in 10 consecutive annual installments. The remaining balance of $400,000 plus accrued interest was paid in January 1998.

     Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuire, Woods, Battle & Boothe, LLP, a law firm that regularly provides legal services to the Company and its subsidiaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During January 1998, Mr. Snow was a member of the Compensation Committee of NationsBank Corporation, whose name has since been changed to BankAmerica Corporation. Mr. Hugh L. McColl, Jr., who served as a director of the Company through April 28, 1998, is Chief Executive Officer of BankAmerica Corporation.

CONTRACTUAL OBLIGATIONS

     To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, the Company has entered into change of control employment agreements ("Employment Agreements") with certain executives, including those named in the Summary Compensation Table. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change of control of the Company, or if the executive terminates employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive "severance benefits." Severance benefits include a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed on certain change of control payments.

     The agreements also generally provide somewhat different treatment in certain change of control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body. During the period of regulatory review, the executive would only be entitled to severance benefits if he or she is constructively terminated by the Company. If a transaction were to receive regulatory approval, then the executive generally would be entitled to severance benefits if he or she is terminated other than for cause within one year after the regulatory approval or if the executive terminates his or her employment for good reason within such one-year period or voluntarily during the 30-day period following the first anniversary of the regulatory approval.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that with one exception the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year. In one transaction during December 1998, Mr. Jones received the equivalent of 149 shares of phantom stock as a result of an election related to the deferral of cash compensation. The transaction was reported on a late filed amendment to his Form 5 for 1998.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE
                                   OFFICERS

                                                                Amount and Nature of Beneficial Ownership
                                                          ------------------------------------------------------------
                                                                                  Shares for which
                                                                                Beneficial Ownership                      Percent
                                                               Shares             can be Acquired           Total           of
                    Name of                                 Beneficially          within 60 Days          Beneficial       Class
Title of Class      Beneficial Owner (Note 1)                  Owned                 (Note 2)              Ownership      (Note 3)
------------------------------------------------------------------------------------------------------------------------------------
CSX Corp.           Elizabeth E. Bailey                        7,624                      -                 7,624            *
Common Stock        H. Furlong Baldwin                         5,329                      -                 5,329            *
$1 Par Value        Claude S. Brinegar                         1,403                      -                 1,403            *
                    Robert L. Burrus, Jr.                      8,713                      -                 8,713            *
                    Bruce C. Gottwald                         20,214                      -                20,214            *
                    John R. Hall                              14,058                      -                14,058            *
                    E. Bradley Jones                           1,200                      -                 1,200            *
                    Robert D. Kunisch                         11,341                      -                11,341            *
                    James W. McGlothlin (Note 4)             223,835                      -               223,835            *
                    Southwood J. Morcott                      10,188                      -                10,188            *
                    Charles E. Rice                           12,796                      -                12,796            *
                    William C. Richardson                      4,240                      -                 4,240            *
                    Frank S. Royal                             6,838                      -                 6,838            *

                    John W. Snow                           1,290,083 (Note 5)        2,196,908          3,486,991          1.6%
                    Alvin R. Carpenter                       566,202 (Note 5)          198,000            764,202            *
                    Gerald L. Nichols                        236,499 (Note 5)          170,000            406,499            *
                    Paul R. Goodwin                          271,951 (Note 5)          184,828            456,779            *
                    Mark G. Aron                             337,612 (Note 5)          184,828            522,440            *

                    Executive officers as a group          4,274,879 (Note 5)        3,663,198          7,938,077          3.6%
                    (16 including those named above)
                    and all directors and nominees

                    FMR Corp. (Note 6)                    12,962,322                      -            12,962,322          6.0%
                    82 Devonshire Street
                    Boston, MA  02109

                    Sanford C. Bernstein and Co., Inc.    30,317,318                      -            30,317,318         14.0%
                    (Note 7)
                    767 Fifth Avenue
                    New York, NY  10153

                    Scudder Kemper Investments, Inc.      11,414,801                      -            11,414,801          5.3%
                    (Note 8)
                    345 Park Avenue
                    New York, NY  10154
------------------------------------------------------------------------------------------------------------------------------------

NOTES TO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS
------------------------------------------------------------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 5, 1999.

Note 2 Represents shares under options or stock appreciation rights exercisable within 60 days, based on the market price of CSX common stock on March 5, 1999, expressed as the average of the high and low prices reported on the New York Stock Exchange, which was $39.25.

Note 3 Based on number of shares outstanding of 217,325,570 on March 5, 1999, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than 1 percent of class.

Note 4 Mr. McGlothlin's ownership includes 200,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 5 This column includes stock purchased by the named executive officer or group of executive officers pursuant to CSX's Stock Purchase and Loan Plan ("SPLP"). Under the SPLP, certain officers could purchase shares of CSX common stock at fair market value on offering dates in 1991, 1992 and 1996. Each provided a down payment that remains at risk. A portion of the value used for down payment was provided through a full recourse loan from CSX. The balance of the purchase price was satisfied through non-recourse loans provided by CSX and secured by the shares purchased. The loans bear interest at the Applicable Federal Rate in effect at the time the loans were issued. Participants can pay the balance due on the loans between July 31, 2001, and August 1, 2003.

          Dividends paid on the shares purchased are applied against accrued interest on the non-recourse loans. The differential between accrued interest and applied dividend payments is subject to forgiveness under the term of the SPLP at the time the loans are repaid. The principal balances of the non-recourse loans are also subject to forgiveness based on the realization of certain stock price thresholds.

          After the end of fiscal year 1998, the Company instituted the CSX Market Value Cash Plan ("Cash Plan"). The Cash Plan provides for cash payments when certain stock price thresholds are achieved. Participation in the Cash Plan by officers and employees who are also participants in the SPLP is subject to agreement by such participants to forego loan forgiveness under the SPLP.

          Messrs. Snow, Carpenter, Goodwin, and Aron agreed that after fiscal year 1998 the purchase price of their stock is fixed at $45.13 per share. Mr. Nichols and nine other executive officers agreed that after fiscal year 1998 the purchase price of their stock is fixed at $47.50 per share. In consideration for their agreement to forego loan forgiveness already achieved, these ten participants received a cash payment in January 1999.

          For the executives named below, the number of shares purchased pursuant to the SPLP and the aggregate loan balances as of December 25, 1998, are indicated in the following table:

                                                                     Full Recourse Loan     Non-Recourse Loan    Purchase Price
                                                         Number      Unadjusted  Balance    Unadjusted Balance      Forgiven
          Name                                         of Shares        12/25/98 (i)           12/25/98 (ii)     in Fiscal 1998
          ----------------------------------------------------------------------------------------------------------------------
          John W. Snow                                    679,775        $  318,848            $26,335,626           $0.00
          Alvin R. Carpenter                              308,245           413,679             12,359,626            0.00
          Gerald L. Nichols                               120,774            56,649              4,678,988            0.00
          Paul R. Goodwin                                 162,685            76,308              6,302,690            0.00
          Mark G. Aron                                    162,685            76,308              6,302,690            0.00

          All executive officers as a group             2,233,434        $1,676,732            $88,100,319           $0.00
          (10 persons, including those named above)
          ----------------------------------------------------------------------------------------------------------------------

          (i) For executive officers who participated in the 1991 or 1992 offering, the balances include principal only. For those with down payment loans for the 1996 offering, balances include principal and accrued interest. Interest is subject to forgiveness on payment of loans.

          (ii) Balances include principal and accrued interest net of dividends. Interest is subject to forgiveness on payment of loans.

Note 6 Information reported is derived from a Schedule 13G of FMR Corporation dated February 1, 1999, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 509,622 shares, and has the sole power to dispose or to direct the disposition of 12,962,322 shares.

Note 7 Information reported is derived from a Schedule 13G of Sanford C. Bernstein and Co., Inc. dated February 5, 1999, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 16,386,373 shares, shared power to vote or direct the vote of 3,530,226 shares, and has the sole power to dispose or to direct the disposition of 30,317,318 shares.

Note 8 Information reported is derived from a Schedule 13G of Scudder Kemper Investments, Inc., dated February 12, 1999, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or direct the vote of 3,170,841 shares, shared power to vote or direct the vote of 6,908,932 shares, sole power to dispose or direct the disposition of 11,285,769 shares, and shared power to dispose or direct the disposition of 129,032 shares.

EXECUTIVE COMPENSATION

     The individuals named below include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 25, 1998. Information is provided for the fiscal years ending on December 25, 1998; December 26, 1997; and December 27, 1996.


                          SUMMARY COMPENSATION TABLE

                                                                                       Long-Term Compensation
                                                                         -------------------------------------------------
                                            Annual Compensation                Awards              Payouts
                                     -------------------------------------------------------------------------------------
                                                               Other                  Securities
                                                              Annual     Restricted   Underlying    LTIP      All Other
                                                              Compen-      Stock       Options/    Payouts    Compen-
Name and                                                     sation ($)  Award(s)($)   SARs (#)      ($)      sation ($)
Principal Position            Year   Salary ($)    Bonus ($)  (Note 2)     (Note 1)    (Note 3)    (Note 4)    (Note 5)
-------------------------------------------------------------------------------------------------------------------------
John W. Snow                  1998   $1,100,008   $  Note 1   $284,939   $1,303,500           0  $   654,681   $240,103
Chairman, President           1997    1,000,008      Note 1    245,608    1,875,000     852,400    1,969,875    208,537
& CEO                         1996      933,336      Note 1    359,840    1,526,625     152,400    1,570,375    181,911

Alvin R. Carpenter            1998      777,563      Note 1    270,698      775,008           0      368,719     61,003
President & CEO,              1997      700,008      Note 1    221,545      956,250     450,000      753,189     55,377
CSXT                          1996      588,179      Note 1    214,155      811,250      50,000      600,438     48,323

Gerald L. Nichols             1998      425,004     306,003    129,612            0           0      204,844     12,750
Vice Chairman, CSXT           1997      412,504     375,000    134,020            0      60,000      955,969     18,101
(Note 6)                      1996      333,340     375,000     87,938            0      28,000      531,156     15,914

Paul R. Goodwin               1998      425,008     298,350     73,876            0           0      192,553     25,963
Executive Vice President-     1997      389,174     375,000     62,393            0     178,000      579,375     23,066
Finance and CFO               1996      311,668      Note 1     84,638      470,000      28,000      461,875     19,170

Mark G. Aron                  1998      425,000     149,175    161,224      186,469           0      192,553     98,266
Executive Vice President-     1997      370,834     375,000    166,699            0     228,000      579,375     84,954
Law and Public Affairs        1996      333,340     354,000    102,670            0      28,000      461,875     73,645
-------------------------------------------------------------------------------------------------------------------------

NOTES TO SUMMARY COMPENSATION TABLE
-----------------------------------

Note 1 Management employees may elect to receive all or a portion of their bonuses in CSX stock. Employees who elected to receive cash bonuses in stock and deferred them for tax purposes received a 25 percent premium paid in stock. Such stock was issued to the CSX Executives Stock Trust ("Executives Trust") and is restricted from sale until employment with CSX is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change of control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonuses and premiums paid in stock as of the date bonuses were granted for Messrs. Snow, Carpenter, Goodwin and Aron. The amounts shown in the Restricted Stock Award(s) column do not reflect amounts withheld to satisfy Medicare and related tax withholding liabilities. Employees who defer their bonuses in the form of stock into the Executives Trust receive cash dividend equivalent payments or may elect to have dividends reinvested by the Executives Trust in CSX stock. As of December 25, 1998, restricted stock balances and their corresponding values, based on the closing price of CSX stock on the NYSE on December 24, 1998, were: Mr. Snow - 103,950 shares ($4,274,944); Mr. Carpenter - 53,189 shares
          ($2,187,398); Mr. Goodwin - 18,808 shares ($773,479); Mr. Aron - 7,188 shares ($295,606).

Note 2 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 1998, for Mr. Snow, $35,162 for life insurance premiums and $23,050 for aircraft usage; for Mr. Carpenter, $14,985 for life insurance premiums and $15,191 for aircraft usage; (b) during 1997, for Mr. Snow, $35,793 for life insurance premiums; for Mr. Carpenter, $33,244 for Executive Edge Deferred Income Insurance ("EDII"); for Mr. Nichols, $18,645 for life insurance premiums and $18,295 for EDII; for Mr. Aron, $53,967 for EDII (Because of increased limitations on the extent to which benefits may be paid from qualified plans, CSX agreed to provide reimbursement for premiums paid by executives for EDII for payment of unfunded benefit obligations. Executives paid the insurance premiums and were then reimbursed by the Company for premiums and compensation taxes incurred. The amounts so paid are indicated. The EDII plan was discontinued in 1998); (c) during 1996, for Mr. Snow, $98,934 for EDII; for Mr. Nichols, $15,877 for life insurance premiums; for Mr. Goodwin, $19,768 for club dues and $14,889 for EDII; for Mr. Aron, $30,508 for EDII.

Note 3 This column represents the number of employee stock options granted. Employee stock options were not granted to the named executive officers during 1998. Stock appreciation rights ("SARs") were not granted in 1998, 1997, or 1996.

Note 4 LTIP ("Long-Term Incentive Plan") payouts for 1998 represent the fair market value of $40.9688 per share of performance shares awarded for the 1996-1998 performance cycle on February 10, 1999, pursuant to the 1987 Long-Term Performance Stock Plan ("1987 Plan"). See the Long-Term Incentive Plans -- Awards in Last Fiscal Year table and Note 2 to the Security Ownership of Certain Beneficial Owners, Directors, and Executive Officers table, regarding the SPLP and awards made pursuant to it. Mr. Nichol's LTIP payouts for 1997 include $289,688, representing payment of stock pursuant to an agreement with CSXT.

Note 5 Amounts shown include the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 1998, these amounts are: for Mr. Snow, $207,103; for Mr. Carpenter, $39,878; for Mr. Goodwin, $13,213; for Mr. Aron, $85,641. Amounts shown also include the Company's matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 1998 are: for Mr. Snow, $33,000; for Mr. Carpenter, $21,125; for Mr. Nichols, $12,750; for Mr. Goodwin, $12,750; for Mr. Aron, $12,625.

Note 6    Mr. Nichols retired effective December 31, 1998.


Stock Options and Stock Appreciation Rights

     The following table reflects the number of stock options exercised by the named executives in 1998, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are "in-the-money."

Aggregated Option/SAR Exercise in Last Fiscal Year and FY-End Option/SAR Values

                                                         Number of Securities                Value of Unexercised
                                                        Underlying Unexercised                   In-The-Money
                                                      Options/SARs at FY-End (#)      Options/SARs at FY-End ($) (Note 1)
-----------------------------------------------------------------------------------------------------------------------------
                         Shares
                       Acquired on       Value
Name                  Exercise (#)    Realized ($)    Exercisable     Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------------
John W. Snow             74,980        $1,932,297      1,597,180        1,352,400      $10,606,333         $0
Alvin R. Carpenter       96,000         1,533,000         98,002          449,998           43,502          0
Gerald L. Nichols             0                 0        111,334           58,666          344,878          0
Paul R. Goodwin               0                 0        156,829          177,999          981,174          0
Mark G. Aron             30,560         1,145,043        156,829          227,999          981,174          0
-----------------------------------------------------------------------------------------------------------------------------

Notes to Aggregated Options/SAR Exercise Table
----------------------------------------------

Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $41.1563, the mean value of CSX common stock on December 24, 1998.

LONG-TERM INCENTIVE AWARDS

        The following table sets forth information regarding long-term incentive awards under the 1987 Plan.

            LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

                         Number of          Performance or                   Estimated Future Payouts
                       Shares, Units      Other Period Until             Under Non-Stock Price-Based Plans
                                                                  -----------------------------------------------
                         or Other           Maturation or             Threshold       Target        Maximum
Name                    Rights (#)             Payout                     (#)           (#)           (#)
-----------------------------------------------------------------------------------------------------------------
John W. Snow              50,000             3 years                    25,000        35,000         50,000
Alvin R. Carpenter        20,000             3 years                    10,000        14,000         20,000
Gerald L. Nichols              0               N/A                        N/A           N/A           N/A
Paul R. Goodwin           15,000             3 years                     7,500        10,500         15,000
Mark G. Aron              13,000             3 years                     6,500         9,100         13,000
-----------------------------------------------------------------------------------------------------------------

NOTES TO LONG-TERM INCENTIVE PLAN TABLE
---------------------------------------

Note 1 Represents the number of performance shares granted on December 9, 1998, pursuant to the 1987 Long-Term Performance Stock Plan for the 1999-2001 cycle. The final payouts in CSX stock will be based on the participant's business unit's Return on Invested Capital as a percentage of the Company's average Cost of Capital over the three-year period. The estimated threshold payout was calculated at 50 percent of the performance shares granted on December 9, 1998, and assumes a specified minimum level of financial performance by the participant's business unit. The estimated target payout was calculated at 70 percent of the performance shares granted and represents the number of shares that would be awarded if a specified intermediate level of financial performance is achieved by the participant's business unit. The maximum equals 100 percent of the performance shares granted on December 9, 1998.


PENSION PLANS

     The following table sets forth the estimated annual benefits payable, before offset for the Social Security or Railroad Retirement annuity, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement at normal retirement age after selected periods of service and in specified compensation groups.

                              PENSION PLAN TABLE


Average Compensation                   GROSS ANNUAL PENSION PAYABLE BEFORE OFFSET FOR RAILROAD RETIREMENT OR SOCIAL
During Five Consecutive                SECURITY ANNUITY BASED ON CREDITABLE YEARS OF SERVICE OF:
Years of Highest Pay    15 Years        20 Years        25 Years        30 Years        35 Years        40 Years        44 Years
---------------------------------------------------------------------------------------------------------------------------------
$   600,000             $135,000      $  180,000      $  225,000       $  270,000       $  315,000    $  360,000      $  396,000
    800,000              180,000         240,000         300,000          360,000          420,000       480,000         528,000
  1,000,000              225,000         300,000         375,000          450,000          525,000       600,000         660,000
  1,200,000              270,000         360,000         450,000          540,000          630,000       720,000         792,000
  1,400,000              315,000         420,000         525,000          630,000          735,000       840,000         924,000
  1,600,000              360,000         480,000         600,000          720,000          840,000       960,000       1,056,000
  1,800,000              405,000         540,000         675,000          810,000          945,000     1,080,000       1,188,000
  2,000,000              450,000         600,000         750,000          900,000        1,050,000     1,200,000       1,320,000
  2,200,000              495,000         660,000         825,000          990,000        1,155,000     1,320,000       1,452,000
  2,400,000              540,000         720,000         900,000        1,080,000        1,260,000     1,440,000       1,584,000
  2,600,000              585,000         780,000         975,000        1,170,000        1,365,000     1,560,000       1,716,000
  2,800,000              630,000         840,000       1,050,000        1,260,000        1,470,000     1,680,000       1,848,000
  3,000,000              675,000         900,000       1,125,000        1,350,000        1,575,000     1,800,000       1,980,000
  3,200,000              720,000         960,000       1,200,000        1,440,000        1,680,000     1,920,000       2,112,000
  3,400,000              765,000       1,020,000       1,275,000        1,530,000        1,785,000     2,040,000       2,244,000
  3,600,000              810,000       1,080,000       1,350,000        1,620,000        1,890,000     2,160,000       2,376,000
  3,800,000              855,000       1,140,000       1,425,000        1,710,000        1,995,000     2,280,000       2,508,000
---------------------------------------------------------------------------------------------------------------------------------

     Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus. In the case of employees who took their bonus in Company Stock, as explained in Note 1 to the Summary Compensation Table, the amount of the bonus for Pension Plan computations is the cash value of the bonus prior to addition of the premium for receipt of bonus in stock. The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act or Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum on total service.

     As of December 25, 1998, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 44 years; Mr. Carpenter, 44 years; Mr. Nichols, 44 years; Mr. Goodwin, 43.5 years; and Mr. Aron, 44 years.

     The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code. That limit is $130,000 for 1999. Also, in calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $160,000 for 1999. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.


                    ......................................

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          CSX CORPORATION, S&P 500, DOW JONES TRANSPORTATION AVERAGE

Csx Corp (CSX)

                              CUMULATIVE
                              TOTAL
                              RETURN
                             ------------------------------------------
                              12/93  12/94  12/95  12/96  12/97  12/98
CSX CORPORATION                 100     87    117    110    144    114
S & P 500                       100    101    139    171    229    294
DOW JONES TRANSPORTATION        100     84    117    134    199    194
AVERAGE

* $100 Invested on December 31, 1993, in stock or index -- including reinvestment of dividends. The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company's fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

Source: Research Data Group, Inc.

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This report describes the philosophy, objectives and components of the Company's executive officer compensation program and the manner in which 1998 compensation determinations were made for the Company's Chief Executive Officer, Mr. John Snow, and other executive officers, including the executive officers whose compensation is reported in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers").

     The Compensation Committee (the "Committee") of the Company's Board of Directors is composed of the directors named below, none of whom is an officer or employee of the Company and all of whom are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering the Company's compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. Based on recommendations of the Committee, the Board is responsible for approving the compensation for the Chief Executive Officer.

OVERALL COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company's executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the sustained short-term and long-term performance of the Company, of individual business units of the Company and of the individual executive officer.

     Accordingly, the Company's executive compensation programs are structured and administered applying the following principles:

     . Competitiveness. Consistent with the Company's performance, total compensation for executive officers is targeted to produce pay comparable to and competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company's ability to attract and retain highly motivated and effective executives.

          In determining executive officer compensation for 1998, the Committee used market data regarding the compensation paid for similar positions by 76 other companies with annual revenues ranging from $7 billion to $20 billion as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included three companies which, like the Company, form part of the Dow Jones Transportation Average (described in the Performance Graph included in this Proxy Statement), and which can be expected to compete directly with the Company for investors and business. However, since the job market for the Company's executives is not limited to the Company's industry and since the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the comparison companies are more broadly based and consist of other corporations with which the Company can be expected to compete for executive talent. Therefore, the "comparison group" is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     . Performance Incentives. A substantial portion of the total compensation package for executive officers is at risk, consisting of performance-based cash and equity incentives that link executive compensation to Company, business unit and individual performance. Performance incentives provide rewards for achieving strong operating and financial performance, motivate executive officers and encourage a dedicated focus on building value for shareholders.

     . Alignment of Interests with Shareholders. A significant portion of each executive officer's total compensation is linked directly to the achievement of specific, measurable performance results which are intended to create both short- and long-term value for the shareholders. In addition, executive officers are expected to acquire and hold amounts of the Company's stock valued at from six to 15 times their base salary. At year-end, CSX executives and employees owned directly or beneficially not fewer than 21.5 million shares, approximately 10 percent of all shares outstanding.

Components of Compensation

     The total compensation package for executive officers is composed of three key elements:

     .    Base Salary
     .    Short-Term Incentives
     .    Long-Term Incentives

     In establishing and administering each of these components, the Committee considers the following factors: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against corporate, business unit and individual performance objectives that are established for each performance period by the Committee. The Committee generally seeks to provide a total compensation package for executive officers (assuming all performance objectives are met) approximating the 85th percentile of the total compensation paid for similar positions by the comparison companies.

Base Salary

     The Committee determines a salary for each Named Executive Officer and certain other executive officers based upon the Committee's assessment of the individual's performance and contribution to the Company's objective performance goals. Base salaries generally are targeted to be at approximately the 50th percentile of salaries paid for similar positions by the comparison companies. Base salaries of executive officers are reviewed every 15 to 24 months to determine whether adjustments are appropriate in light of then-current market data for the comparison companies. Increases may also be given to recognize individual performance by the executive and contributions to the Company's and, if applicable, the business unit's achievement of its performance objectives.

Short-Term Incentives

     The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of targeted performance levels.

     Named Executive Officers are awarded annual cash incentive bonuses under the Company's Senior Management Incentive Compensation Plan ("SMICP") based on the achievement by the Company or the executive's business unit of certain financial performance objectives for each year as established by the Committee. For 1998, these performance objectives were measured by the overall Return on Invested Capital ("ROIC") of the Company or the executive's business unit, as the case may be, compared to the Company's Cost of Capital ("COC"). Objective levels of performance were set to insure improvement over the prior year's results and achievement of ROIC at or above the COC. The bonus amount potentially available to each Named Executive Officer under the SMICP for the achievement of specific levels of such performance objectives is expressed as a percentage of an executive's base salary at the beginning of the performance period.

     The Committee has the authority, in its sole discretion, to make downward adjustments to bonus awards under the SMICP to reflect the impact of unplanned events, performance below other financial or strategic objectives, and an executive's individual performance based on such factors as the Committee deems appropriate. For 1998, the Committee exercised this discretion to reduce awards that otherwise would have been payable to Named Executives under the SMICP.

     Other executive officers are awarded annual cash incentive bonuses under the Company's Management Incentive Compensation Plan ("MICP") based on the Committee's evaluation of the executive's performance and such other objective measures and subjective factors as the Committee deems appropriate.

        During 1998, Messrs. Carpenter and Nichols also received incentive awards of $63,000 and $33,413, respectively, based on strategic accomplishments at CSXT. The Company funded the awards with money reserved from the 1997 MICP award pool.

        Named Executive Officers and other executive officers may defer receipt of their cash incentive bonuses under the SMICP and the MICP by electing to receive all or a portion of their awards in stock. A stock premium is added to the amount deferred to further encourage executives to invest in the Company's Common Stock and thereby align their interests with those of shareholders.

Long-Term Incentives

        The long-term compensation incentives available for executive officers of the Company are composed of equity-based incentive awards which can be awarded under the 1987 Long-Term Performance Stock Plan (the "1987 Plan"), including stock options, performance shares, and other equity-based awards. In addition, beginning in 1999, executive officers may receive cash awards under the Company's Market Value Cash Plan ("Cash Plan"). These long-term programs are designed to provide incentives for the creation of shareholder value over the long term since their value and benefit cannot be realized unless the price of the Company's Common Stock appreciates over a specified number of years. The incentives are established and awarded with the objective of bringing total direct compensation (base salary, short-term incentives, and long-term incentives) to approximately the 85th percentile of total direct compensation paid for similar positions by the comparison companies.

Stock Options

        The Committee recommended and the Board approved grants of stock options to executive officers (other than Named Executive Officers) in 1998 based on the price of the Company's stock, competitive market grant levels for similar positions made by the comparison companies, and the availability of stock under the 1987 Plan. Options generally include performance conditions that, if met, will accelerate their exercisability.

        In addition to annual grants, the Committee is authorized to make special grants of options under the 1987 Plan to executive officers to approximate the annual option grants that otherwise would be made over a multi-year period. Such a grant was made in 1997, and these options included performance conditions, which, if met, will accelerate their exercisability. The Named Executives did not receive stock option grants during 1998.

Performance Shares

        In December 1998, the Committee recommended approval of a grant of performance shares to the Named Executive Officers for the 1999-2001 performance period. The grant was based on competitive long-term value delivered by companies in the comparison group to executives holding similar positions and the price of the Company's stock. Each performance share granted is equivalent in value to a share of the Company's Common Stock and payment at the end of a three-year performance period is made in shares of the Company's Common Stock. Future payment will be based on the Company's or the executive's business unit's financial performance for that period as determined by the average ROIC during that period compared against the Company's average COC.

        Performance shares were awarded in February 1999 to the executive officers for the 1996-1998 performance period based upon two measurements:
Company or business unit achievement of average ROIC against the Company's average COC and the Company's Total Shareholder Return ("TSR") against the return of the S&P 500. For performance against these measures, 42 percent of the performance shares granted to executive officers for that period were paid.

Cash Plan

        During 1998, the Company adopted the Cash Plan to allow participants to receive current cash payments based on sustained increases in the market price for the Company's Common Stock. The Named Executive Officers and most of the executive officer group elected to waive their rights to certain benefits available to them under the Company's Stock Purchase and Loan Plan ("SPLP") in order to participate in the Cash Plan. Under the Cash Plan, participants are awarded units that are used to determine the cash amount to be paid when each of a series of predetermined Company stock price targets are met and sustained for a period of at least 15 business days.

Stock Ownership Guidelines

        In addition to long-term incentive awards, the Committee believes that, to link the interests of executive officers to those of the Company's shareholders, it is also necessary to require that executive officers own a significant amount of the Company's stock. As a result, the Committee has established the following formal stock ownership guidelines:

          Position                           Minimum Aggregate Value Equivalent
          ---------------------------------------------------------------------
          Chief Executive Officer            15 times base salary
          Other Named Executive Officers     10 times base salary
          Other Executive Officers           6 - 8 times base salary

        These guidelines significantly exceed stock ownership guidelines of the comparison companies. The Company has adopted certain programs to facilitate executive officer stock ownership at the required levels. These include the offer to match cash bonuses deferred into stock with an additional 25 percent value also in stock; deferral programs that allow for reinvestment of dividends into additional shares of Company stock; and development of the SPLP described elsewhere in this Proxy Statement. As of December 25, 1998, each Named Executive Officer owned more than the required amount of the Company's stock, as did all the executive officers who have more than three years of Company service.

1998 Compensation for the Chief Executive Officer

        For 1998, the Company's most highly-compensated executive was John W. Snow, Chairman, President, and Chief Executive Officer. Mr. Snow's 1998 performance was reviewed by the Committee and discussed with the non-employee directors of the Company and Mr. Snow. The Committee's recommendations to the Board concerning the annual and long-term components of Mr. Snow's compensation were based on the considerations discussed below, all of which were accepted without modification by the Board. The performance and other factors on which Mr. Snow's 1998 compensation was based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report. Mr. Snow is eligible to participate in the same compensation plans available to other Named Executive Officers of the Company.

        The Committee considered financial and other strategic results of the Company in view of the costs incurred to achieve successful integration of Conrail and other economic factors significantly impacting the rail transportation and international shipping subsidiaries. Mr. Snow demonstrated outstanding leadership, steering and focusing the Company through a difficult transition period and problematic conditions in its major businesses. Largely through his efforts, support for the Conrail transaction was received from key legislators, city and state officials, labor and major shippers in the Surface Transportation Board ("STB") proceedings, providing the foundation for a favorable outcome. The approval obtained from the STB significantly enhances the Company's prospects for growth and profitability. Mr. Snow led the Company's efforts to plan effective technological integration and consolidation of operations, and to address other transition issues.

Base Salary

        Mr. Snow's base salary was reviewed in comparison with the reported base salary information for the chief executive officers of the comparison companies and was targeted to be at approximately the 50th percentile of the comparison companies. As a result of its review and the Committee's assessment of Mr. Snow's contributions to the Company's long-term strategic efforts, the Committee recommended, and the Board approved, an increase of Mr. Snow's base salary from $1,000,000 to $1,100,000 in January 1998.

Short-Term Incentives

        Mr. Snow's 1998 annual bonus was paid under the SMICP based on the Company's achievement of its financial performance objectives as previously set by the Committee and as measured by the Company's overall ROIC compared to its COC. Actual results achieved and used in the formulaic calculation of Mr. Snow's bonus produced an award reflective of financial performance during 1998 and an amount significantly below that awarded for previous years of performance. The Committee recommended and the Board approved payment of the calculated award of $1,042,800.

Long-Term Incentives

        Long-term incentives made up the largest portion of Mr. Snow's 1998 compensation and were targeted to bring the total direct compensation (base salary, short-term incentives, and long-term incentives) for Mr. Snow for 1998 to approximately the 85th percentile of total direct compensation paid to the chief executive officers by the comparison companies.

        In December 1995, the Board approved a grant of 34,000 performance shares for the 1996-1998 performance period under the 1987 Plan. The actual number of shares subsequently awarded was based upon ROIC compared to the Company's average COC and upon Total Shareholder Return during the performance period. The Committee recommended that an award of 15,980 performance shares be made to Mr. Snow in February 1999 for the 1996-1998 performance period.

        In December 1998, the Committee recommended and the Board approved a grant of 50,000 performance shares for the 1999-2001 performance period. Final payment of the shares granted will be determined based upon Company ROIC compared to the average COC. The Committee also recommended that Mr. Snow be awarded 67,978 units under the Cash Plan in exchange for his waiver of certain benefits available to him under the Company's SPLP, as described elsewhere in this report.

        As discussed above, Named Executives did not receive grants of options during fiscal 1998 under the 1987 Plan.

POLICY ON DEDUCTIBILITY OF COMPENSATION

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any Named Executive Officer who is employed on the last day of the year. However, "performance-based compensation" pursuant to a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). The SMICP and the 1987 Plan have been approved by the shareholders of the Company.

        The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company's overall compensation philosophy and objectives. The Company's compensation program for Named Executive Officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company's federal income tax deductions for compensation expense, and, therefore, has structured the short-term and long-term incentive elements of executive compensation to meet the requirements of Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the Company's and its shareholders' best interests. The Committee's ability to exercise discretion and to retain flexibility in this regard may in certain circumstances outweigh the advantages of qualifying compensation as deductible under Section 162(m).

        The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company's performance and total returns to its shareholders.

                                           COMPENSATION COMMITTEE

                                                Charles E. Rice, Chairman
                                                Bruce C. Gottwald
                                                John R. Hall
                                                Robert D. Kunisch
                                                Frank S. Royal,
                                                      the entire Committee

                                                Richmond, Virginia
                                                February 9, 1999

2. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 1999. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


3. SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN

     William J. and Mildred A. LaPerch, as Trustees for the LaPerch Family Trust, 7200 Walnut Canyon Road, Moorpark, CA 93021, owner of 880 shares of common stock, have informed the Company that they intend to present the following proposal at the Annual Meeting of Shareholders:

     "Resolved that the shareholders recommend to the Board of Directors that the so called Shareholders Protection Plan be revoked immediately and that the free market and competition determine the best interests of the shareholders."

     "The so called Shareholder Protection Plan is exactly the opposite of what its title purports to be. It keeps any prospective suitor from offering the shareholders the maximum price for their shares. What it does protect is the incumbent officers, directors and executives from having to meet any real standard of performance and guarantees them permanent employment forever. Competent executives should depend on their performance as the best guarantee of future employment and not hide behind this wall of insolence which is an insult to the intelligence of shareholders."


                              MANAGEMENT RESPONSE


     CSX does not have a "Shareholder Protection Plan," and the Company believes that Mr. and Mrs. LaPerch refer to CSX's Shareholder Rights Plan ("Rights Plan"). The Board believes that rights plans can significantly enhance shareholder value in the event of an acquisition or change of control of the Company. The Rights Plan provides the Board of Directors with more time to negotiate and to make decisions in a transaction involving control of the Company.

     Rights Plans are designed to protect and to enhance shareholder value. They have no relationship to management compensation. Since the introduction of rights plans in 1984, economists and market analysts have debated the economic impact of rights plans on the market price of a company's stock, as well as on takeovers and takeover premiums. Increasingly, empirical data indicates that on balance shareholders of corporations with rights plans do better in the event of a change of control than do shareholders whose companies do not have rights plans. There is also empirical evidence that stock prices of corporations with rights plans suffer no harm as a result of them. A 1994 study by University of Rochester economists Robert Comment and G. William Schwert replicated the analysis of an earlier SEC study. These writers, however, used a database that was four times the size of the database of the 1986 SEC study and concluded that adoptions of rights plans have no meaningful price effect on adopting companies.

     In addition, a 1997 study prepared by Jamil Aboumeri of the Georgeson and Company Research Department determined that companies with Rights Plans received $13 billion in additional takeover premiums during the period from 1992-1996, and shareholders of companies without Rights Plans may have given up $14.5 billion in value. Virtually every major investment banking firm that has studied the subject has concluded that adoption of a rights plan has no effect on the stock prices of companies that are not the subject of takeover speculation. Thus, the evidence suggests that rights plans serve their principal objectives--protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders.

     CSX is organized under the laws of the Commonwealth of Virginia. Virginia's law requires each director to make decisions based on his or her best business judgment. Rights plans are specifically authorized under Virginia law. In adopting the Rights Plan, the Board gave careful consideration to the effect of the Rights Plan on the Company's shareholders and, after consultation with outside financial and legal advisors, concluded that the Rights Plan would benefit the Company's shareholders. The Company continues to hold this view.

     Rights plans give corporations and their shareholders more time in which to make decisions respecting a sale of control, a question of fundamental importance. Thus, a rights plan strengthens the ability of the Company's directors to fulfill their duties under Virginia law to act in the best interests of the company. Further, a rights plan deters coercive takeover tactics and self-dealing transactions that may not be in the best interests of a company and its shareholders. A rights plan should not interfere with negotiated transactions, nor preclude unsolicited takeovers.

     For the foregoing reasons the Board recommends that shareholders vote AGAINST Proposal No. 3.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.


ADDITIONAL INFORMATION

VOTING PROCEDURES

     Votes are tabulated by three Inspectors of Election. The Company's bylaws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the Company's bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 16, 1999. If CSX Corporation does not receive notice at its principal executive offices on or before January 17, 2000, of a shareholder proposal for consideration at the 2000 Annual Meeting of Shareholders, the proxies named by the CSX Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

SOLICITATION OF PROXIES

     The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $13,000 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.

March 16, 1999.



                      By Order of the Board of Directors
                                Alan A. Rudnick
            Vice President-General Counsel and Corporate Secretary

                                                                           PROXY

[LOGO OF CSX CORPORATION GOES HERE]


                                CSX CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE ANNUAL MEETING ON APRIL 27, 1999.

 The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on April 27, 1999, and at all adjournments thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)







TO OUR SHAREHOLDERS:


TO VOTE: WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING OF
-------
SHAREHOLDERS, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, NO MATTER HOW MANY SHARES YOU OWN. ON THE REVERSE SIDE OF THIS CARD ARE INSTRUCTIONS ON HOW TO VOTE FOR THE ELECTION OF DIRECTORS AND ALL OTHER PROPOSALS. YOU MAY VOTE BY TELEPHONE, OVER THE INTERNET, OR BY MAIL.

TO ATTEND THE ANNUAL MEETING: IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING
----------------------------
AND LUNCHEON, PLEASE FILL OUT AND RETURN THE RESERVATION FORM ADDRESSED TO OFFICE OF CORPORATE SECRETARY AT CSX CORPORATION. WHEN FOLDED AND SEALED AS DIRECTED, NO SEPARATE MAILING ENVELOPE IS REQUIRED. YOUR TICKET(S) TO THE ANNUAL MEETING AND LUNCHEON WILL BE MAILED DIRECTLY TO YOU.

TO STAY AT THE GREENBRIER: IF YOU ARE PLANNING TO STAY AT THE GREENBRIER, YOU
-------------------------
WILL NEED TO MAKE YOUR RESERVATIONS DIRECTLY WITH THE GREENBRIER. SHAREHOLDER HOUSE PARTY INFORMATION AND RATES ARE INCLUDED ON THE BROCHURE ENCLOSED HEREIN. THE GREENBRIER'S TOLL-FREE NUMBER IS 1-800-624-6070.

[GRAPHIC OMITTED]



                                 CSX CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


          [                                                        ]

The Board of Directors of CSX Corporation recommends a vote FOR Items 1 and 2, and AGAINST Item 3. Shares will be so voted unless you otherwise indicate.

1. Election of Directors
   Nominees: 01-E.E. Bailey; 02-H.F. Baldwin; 03-C.S. Brinegar; 04-R.L. Burrus, Jr.; 05-B.C. Gottwald; 06-J.R. Hall; 07-E.B. Jones; 08-R.D. Kunisch; 09-J.W. McGlothlin; 10-S.J. Morcott; 11-C.E. Rice; 12-W.C. Richardson; 13-F.S. Royal, M.D.; 14-J.W. Snow.

To withhold authority to vote for any individual nominee(s), write the name(s) on the line below.

-----------------------
Nominee Exception

            For All
For Withheld Except

[ ]   [ ]     [ ]

2. Appointment of Ernst & Young LLP as independent certified public accountants;

For Against Abstain

[ ]   [ ]     [ ]

3. Shareholder proposal regarding Shareholder
   Rights Plan

For Against Abstain

[ ]   [ ]     [ ]


                                Date:
                                     ----------------------------------
                                Please Sign:
                                            ---------------------------
                                Please Sign:
                                            ---------------------------


                                NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS CARD. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD SO INDICATE.

                           - DETACH PROXY CARD HERE -

CONTROL NUMBER

--------------

                                            [LOGO OF CSX CORPORATION GOES HERE]







             NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

You can now take advantage of new, convenient ways to vote your shares. This year you can vote by one of the three methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote, read the accompanying proxy statement, select your voting method, and follow the easy steps described below:

TO VOTE BY PHONE             . Call toll free 1-877-587-0759 in the United
                               States or Canada prior to 12:00 midnight, Friday, April 23, 1999, on a touch tone telephone. There is NO CHARGE for the call.

                             . Enter the 6-digit CONTROL NUMBER located above
                               left on these instructions.

                             . Option #1: To vote as the Board of Directors
                               recommends on ALL proposals: Press 1. When asked, please confirm your vote by pressing 1.

                            . Option #2: If you choose to vote on each proposal
                              separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET         . Go to the following website prior to 12:00
                              midnight, Friday, April 23, 1999:
                              WWW.HARRISBANK.COM/WPROXY

                            . Enter the information requested on your computer
                              screen, including your six-digit CONTROL NUMBER located above left on these instructions.

                            . Follow the simple instructions on the computer
                              screen.


               THE ABOVE METHODS ARE AVAILABLE 24 HOURS PER DAY,
                 7 DAYS A WEEK THROUGH FRIDAY, APRIL 23, 1999

TO VOTE BY PROXY CARD       . Complete and sign the proxy printed above

                            . Tear at the perforation, and mail the proxy card
                              in the enclosed, postage paid envelope addressed to CSX in Rockford, Illinois

              MAILED PROXIES MUST BE RECEIVED AT HARRIS TRUST CO.
                     NO LATER THAN MONDAY, APRIL 26, 1999.


      PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED,
           REGARDLESS OF MEANS OF VOTING, WILL BE THE OFFICIAL VOTE.

Please note that in order to reduce the number of duplicative mailings of proxy materials, CSX has consolidated on a single proxy or voting instruction card all of your holdings in CSX common stock registered in the identically registered name and tax identification number, including ownership that may be attributed to you through various employee benefit plans.